EXHIBIT 10.2

December 14, 2022

Lynn Seely, M.D.

Electronic delivery

Re: Offer of Employment by Lyell Immunopharma, Inc.

Dear Lynn:

I am very pleased to confirm our offer to you of employment as President and Chief Executive Officer (“CEO”) of Lyell Immunopharma, Inc. (the “Company”). Your proposed start date as President and CEO is December 15, 2022 (the “Effective Date”). You will be based out of our South San Francisco office.

As President and CEO, you will perform duties as are commensurate and consistent with your position. You will continue to serve as a member of the Company’s Board of Directors (the “Board”). During your employment with the Company you may sit on a maximum of two (2) for profit outside boards of directors other than the Board, which can be publicly traded or privately held companies, provided that such board membership does not result in a material conflict of interest. Your position will be officer level and you will be entitled to defense, indemnity and D&O insurance coverage to the same extent and at the same level as other officers in the Company. In your role as President and CEO you will report to the Board. The terms of this offer letter (the “Offer Letter”) and the benefits currently provided by the Company are as follows:

1. Cash Compensation.

(a) Salary. As of the Effective Date, your salary will be six hundred and fifty thousand dollars ($650,000) annually, less payroll deductions and withholdings. It will be paid on the Company’s regular payroll schedule, and will be subject to annual increase by the Board.

(b) Target Annual Bonus. In addition, you will be eligible for an annual incentive bonus of up to 60% of your base salary at target, based on the achievement of annual corporate objectives that were approved by the Board or the Compensation Committee of the Board in consultation with you no later than thirty (30) days after the beginning of the applicable bonus period. Any bonus for a fiscal year will be considered earned and will be paid within 3 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment.

2. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its senior executives from time to time pursuant to the terms of those plans. Notwithstanding the Company’s travel policy, you will be eligible to fly business class on business trips.

3. Severance Payments. In the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined herein) the Company will pay you a lump-sum payment equal to the sum of (i) eighteen (18) months of your base salary and (ii) 1.5 times your annual bonus paid at target level (the “Cash Severance Payments”). In addition, provided that you are eligible for and timely elect group health plan continuation coverage under COBRA, the Company will pay the premiums for you and your dependents to continue group medical, vision and dental coverage under COBRA directly to the insurer or COBRA administrator, as applicable, until the earliest of: (A) the eighteen (18) month anniversary of your termination date, (B) the date on which you and your eligible dependents, if applicable, become covered by the group health plan of a subsequent employer and (C) the expiration of your eligibility for continuation coverage under COBRA (the earliest of clauses (A), (B), and (C), the “COBRA Payment Period”). The period of continued benefits under this paragraph shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to COBRA. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits above without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu thereof, the Company will pay to you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the monthly premium cost for group medical, vision and dental coverage at the level of coverage selected by the you and in effect at the termination date, subject to applicable tax withholding (such amount, the “Special Severance Payment”), provided that any Special Severance Payments that otherwise would be payable prior to, or on, the Release Effective Date shall be paid in a single lump sum on the first regularly scheduled payroll date of the Company following the Release Effective Date, and any remaining Special Severance Payments will be paid in accordance with the schedule described above. Any Special Severance Payments will be made regardless of whether you elect COBRA continuation coverage. The Cash Severance Payments shall be paid in a lump-sum in accordance with the Company’s regular payroll practices on the first regular payroll date of the Company that occurs after the Release Effective Date (as defined below). Notwithstanding the foregoing, any guaranteed bonus or discretionary bonus that the Company had determined to pay you but which had not yet been paid as of the date of the termination date shall be paid in a lump sum on the next regularly scheduled payroll date following the termination date.

“Cause” means (a) you are indicted for, convicted of, or plead guilty or nolo contendre to a felony or crime involving moral turpitude; (b) you engage in conduct that constitutes willful gross negligence or willful misconduct in carrying out your duties; (c) you breach any covenant or any material provision of any agreement with the Company, including, among other things, a willful and material breach of written Company policy; (d) you materially violate a federal law or state law that the Board reasonably determines has had, or is reasonably likely to have, a material detrimental effect on the Company’s reputation or business; or (e) you commit an act of fraud or dishonesty in the performance of your job duties; provided, however, in the case of (b) or (c) above, if any such conduct or breach is curable, you fail to cure such conduct or breach to the reasonable satisfaction of the Board within fifteen (15) days following the date the Company delivers written notice of such conduct or breach to you.

“Good Reason” means that without your express, written consent, (a) you have incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to the your authority, title, duties or responsibilities immediately prior to the Change in Control); (b) you have suffered a material breach of this Agreement or any other material agreement by the

Company or a successor employer; (c) you have been required to relocate or travel more than thirty-five (35) miles from your then current place of employment in order to continue to perform the duties and responsibilities of the your position (not including customary travel as may be required by the nature of your position); or (d) you have been directed by the Board to knowingly and intentionally violate any material state, federal or foreign law, rule or regulation applicable to the Company. Termination of employment by you will not be for Good Reason unless (1) you notify the Company in writing within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) you actually terminate employment immediately after the expiration of the Remedial Period and before the Company remedies such condition. If you terminate employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then the termination will not be considered to be for Good Reason.

In order to receive the Cash Severance Benefits or the equity acceleration described in Section 6, you must first execute a release in favor of the Company in substantially the same form as set forth in the Lyell Immunopharma, Inc. Officer Severance Plan (the “Severance Plan”) and the Release must become effective and irrevocable within sixty (60) days following your termination date (such date the Release becomes effective and irrevocable, the “Release Effective Date”).

4. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any additional confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you otherwise agree to not engage in any other employment, business or activity that is in any way competitive with the business or proposed business of the Company, except that you may be permitted to sit on a maximum of two (2) external for profit boards of directors other than the Board, which can be publicly traded or privately held companies, provided that such board membership does not create an actual or perceived conflict of interest and is not for a competitive entity, as determined by the Board in its discretion. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5. No Breach of Obligations to Prior Employers. You represent that your employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6. Equity Grant. In connection with your appointment to President and CEO of the Company under the terms of this Offer Letter, we will recommend to the Board that you be granted a stock option to purchase up to 7,500,000 shares of Common Stock of the Company (the “Option”). The Option will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”) and the associated form of stock option agreement, and will have an exercise price equal to the fair market value of the Company’s Common Stock as of the close of market on December 15, 2022. The Option will vest at the rate of twenty five percent (25%) of the shares at the end of your first anniversary as CEO of the Company, and an additional 1/48th of the shares per month thereafter, so long as you remain employed by the Company.

In the event your employment is terminated by the Company without Cause or by you for Good Reason you will receive an additional eighteen (18) months of vesting credit for any then outstanding equity awards and the post-termination exercise period of your then outstanding vested stock options shall be exercisable until the earliest of the twelve (12) month anniversary of your termination of employment, the expiration date of any such options’ term or a Change in Control. In addition, if either (a) in a Change in Control your then outstanding equity awards are not assumed, substituted or replaced with awards of similar or equal value or (b) your employment is terminated by the Company without Cause or by you for Good Reason during the period beginning on the date that is three (3) months prior to the effective date of a Change in Control and ending on the date that is the twenty-four (24) months following the effective date of such Change in Control, then 100% of any then outstanding equity awards shall become fully vested.

7. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept this offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and duly-authorized member of the Board (other than yourself).

8. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/mles-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

9. Choice of Law. All questions concerning the construction, validity and interpretation of this Offer Letter will be governed by the laws of the State of California.

10. Section 409A. It is intended that all of the severance benefits and other payments payable under this Offer Letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Offer Letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Offer Letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Offer Letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Offer Letter, if you are deemed by the Company at the time of your termination to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your termination with the Company, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

11. Entire Agreement. This Offer Letter, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter as of the Effective Date. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

12. Attorney Fees. The Company will reimburse you up to $25,000 for your reasonable attorney’s fees in reviewing and negotiating this Offer Letter, upon receipt of one or more letters from counsel that you have incurred at least the amount sought, and with payment to be made within ten (10) days after receipt of the letter.

13. Acceptance. If you decide to accept the terms of this Offer Letter, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Richard Klausner
Richard Klausner M.D., Chair, Board of Directors

I have read and understood this Offer Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Lynn Seely	Date signed: December 14, 2022
Lynn Seely, M.D.

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